Exhibit 99.1
JLL Income Property Trust
Acquires Richmond Distribution Center

Chicago (March 17, 2025) – JLL Income Property Trust, an institutionally-managed daily NAV REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX) with approximately $6.6 billion in portfolio equity and debt investments, announced today the acquisition of Richmond Distribution Center, a Class A industrial building located in Richmond, VA for a purchase price of approximately $40.7 million.

Richmond Distribution Center totals approximately 280,000 square feet and is 100% occupied by two high quality international tenants. The leases have an 8.4 year weighted average lease term with annual rent escalations exceeding 3%. Constructed in 2022, Richmond Distribution Center is a state-of-the-art, institutional quality property, built with modern specifications and features such as a 200’ truck court area, clear heights of 32’, ample truck storage spaces, and refrigerated cold storage. Located just two miles away from Richmond International Airport and eight miles from the I-95 corridor, the property is centrally located on the Eastern Seaboard and less than two hours from the Port of Virginia, the 3rd largest port on the East Coast. The Richmond market has experienced growing tenant demand, low vacancies, and a 94% increase in asking rents since 2015, making it a desirable market for long term ownership.

“Richmond’s strong industrial market fundamentals and access to transit and logistics infrastructure make it a strategic and desirable region for us to invest,” said Allan Swaringen, President and CEO of JLL Income Property Trust. “The property’s strong income profile, high occupancy, modern construction, and strategic location in this central East Coast market make it an ideal fit for our carefully curated industrial portfolio. After generating significant dry powder through dispositions in the fourth quarter of 2024 and investment of $100 million by our sponsor JLL, we are well positioned to take advantage of an attractive pipeline of new investments. As market pricing adjusts from the recent Fed interest rate cuts and we enter what looks to be a new market cycle for real estate, we are optimistic about core real estate’s long-term performance.”

Richmond Distribution Center’s strategic location in the Southeast Richmond submarket and its immediate access to Interstate 895 – which provides connectivity to the major thoroughfares of the I-95 and I-295 – make it a strong fit for the portfolio, reinforcing JLL Income Property Trust’s research-led industrial strategy focused on acquiring properties with access to critical hubs of distribution and transportation infrastructure.

Industrial real estate is one of JLL Income Property Trust’s highest conviction property sectors. As of December 31, 2024, industrial investments comprised 32% of the total $6.6 billion portfolio, with $2.0 billion in industrial assets across 57 properties.

JLL Income Property Trust is an institutionally managed, daily NAV REIT that brings to investors a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.

For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.

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JLL Income Property Trust, Inc. (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX) is a daily NAV REIT that owns and manages a diversified portfolio of high quality, income-producing residential, industrial, grocery-anchored retail, healthcare, office and debt investments throughout the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

About LaSalle Investment Management | Investing Today. For Tomorrow.
LaSalle Investment Management is one of the world's leading real estate investment managers. On a global basis, LaSalle manages $88.2 billion of assets in private and public real estate equity and debt investments as of Q3 2024. LaSalle's diverse client base includes public and private pension funds, insurance companies, governments, corporations, endowments and private individuals from across the globe. LaSalle sponsors a complete range of investment vehicles, including separate accounts, open- and closed-end funds, public securities and entity-level investments.

Forward Looking Statements and Future Results
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, research, market analysis, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results and there can be no assurance that future dividends will be paid.

Contacts:
Alissa Schachter
LaSalle Investment Management
Telephone: +1 312 339 0625
Email: Alissa.schachter@lasalle.com

Doug Allen
Dukas Linden Public Relations
Telephone: +1 646 722 6530
Email: JLLIPT@DLPR.com